SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Graphco Holdings Corp.
             (Exact name of registrant as specified in its charter)


      Delaware                                                   75-2926438
(State or other jurisdiction of                               (I.R.S. employer
 incorporation or organization)                              identification no.)


      41 University Drive,                                        18940
      Newtown, Pennsylvania                                      (Zip code)
(Address of principal executive offices)


                          Fee and Consulting Agreements
                            (Full title of the plan)


                            Frederick M. Mintz, Esq.
       Mintz & Fraade, P.C., 488 Madison Avenue, Suite 1100, NY, NY 10022
                     (Name and address of agent for service)


                                 (212) 486-2500
                     (Telephone number, including area code,
                              of agent for service)


                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                               Proposed        Proposed
Title of                       maximum         maximum
securities       Amount        offering        aggregate     Amount of
  to be          to be         price           offering      registration
registered       registered    per share (1)   price           fee
----------       -----------   ---------       ------          ----
Common Stock,    348,774       $.65            $226,703.31     $59.85
par value
$.001
--------------------------------------------------------------------------------

(1) Computed pursuant to Rule 457(c) of the Securities Act, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The registration fee has been calculated based upon the bid price for our common stock as reported by Over the Counter Bulletin Board on August 12, 2003.

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part is included in the documents sent or given to each Consultant.


                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant's Form 10-KSB/A for the fiscal year ended December 31, 2002 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the "Exchange Act"), as well as the Registrant's latest quarterly report on Form 10QSB for the three months ended March 31, 2003.

(b) All other reports which may be filed by the Registrant pursuant to Section 13 (a) or 15 (d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(c) The description of the Registrant's common stock which is contained in any registration statement or amendment to any registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(c) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purpose of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      n/a

Item 5. Interests of Named Experts and Counsel

      The validity of the securities offered will be passed upon for the Company by the law firm of Mintz & Fraade, P.C., of New
      York, New York.

      The law firm of Mintz & Fraade, P.C. has rendered legal services for and on behalf of the Registrant. The Firm is located at 488 Madison Avenue, Suite 1100, New York, New York, 10022.

      The Company has agreed to issue to Frederick M. Mintz and Alan P. Fraade, members of Mintz & Fraade, P.C., an aggregate of 50,000 shares of the Company's Common Stock which are included in this Registration Statement, as partial payment for professional services to be rendered.

      Pursuant to an Option Agreement dated December 3, 2002 with respect to outstanding fees for professional and paraprofessional services rendered and to be rendered (the "Fees"), The Company has issued to Mintz & Fraade, P.C., an option to purchase an aggregate of 250,000 shares of the Company's Common Stock for a term of 5 years, commencing upon the date of the Option Agreement, at an exercise price of $.001. In addition, the Company has agreed pursuant to an Agreement dated December 2, 2002 to grant Mintz & Fraade, P.C. the option, commencing on January 1, 2003, to convert into shares of the Company's Common Stock at a price of $.75 per share, any portion of the outstanding fees of $200,740.50 owed to Mintz & Fraade, P.C. by the Company as of October 31, 2002.

Item 6. Indemnification of Directors and Officers

      As permitted by the Delaware General Corporation Law (the "Delaware Law"), Article "TENTH" of the Company's Certificate of Incorporation includes the following provision that eliminates the personal liability of its directors and officers to the Company or its stockholders:

          The Corporation shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Tenth is in effect.

Item 8. Exhibits

Number          Description
------          -----------
5               Opinion of Mintz & Fraade, P.C.

23.1            Consent of Mintz & Fraade, P.C.
                (contained in its opinion filed as Exhibit 5)

23.2            Consent of J.H. Cohn LLP

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information about the plan not previously disclosed in the Registration Statement or any material change to any such information in the Registration Statement.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Consultants and Advisors

      The following consultants and advisors will be issued securities pursuant to this Registration Statement:

Name                      Number         Type of Services Provided
----                      ------         -------------------------

Frank Speight             153,846        Consulting Services
Daniel J. McClory          21,428        Consulting Services
Charles T. French          20,000        Consulting Services
Stan Wunderlich            28,500        Consulting Services
Younis Zubchevich          25,000        Consulting Services
Edward C. Kramer           50,000        Legal Advisory Services
Alan P. Fraade             25,000        Legal Advisory Services
Frederick M. Mintz         25,000        Legal Advisory Services

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Newtown, State of Pennsylvania, on this 18th day of August, 2003.

                                          Graphco Holdings Corp.

                                          By:/s/ Cristian Ivanescu
                                             ---------------------------
                                             Cristian Ivanescu
                                             President, Chief Executive
                                             Officer and Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name                      Title                     Date
----                      -----                     ----

/s/ Rodger Wichterman     Chief Financial Officer   August 18, 2003
----------------------
Rodger Wichterman


/s/ Edward Kramer         Secretary  & Director     August 19, 2003
----------------------
Edward Kramer


/s/ Ross Glatzer          Director                  August 19, 2003
----------------------
Ross Glatzer


/s/ Ronald Stone          Director                  August 19, 2003
----------------------
Ronald Stone


/s/ Ulf Lindgren          Director                  August 19, 2003
----------------------
Ulf Lindgren

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

                             Graphco Holdings Corp.

                                    EXHIBITS

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                INDEX TO EXHIBITS


Exhibit No.     Description
-----------     -----------

5               Opinion of Mintz & Fraade, P.C.

23.1            Consent of Mintz & Fraade, P.C.
                (contained in its opinion filed as Exhibit 5)

23.2            Consent of J.H. Cohn LLP